Exhibit 3.1

THORNBURG MORTGAGE, INC.

ARTICLES SUPPLEMENTARY

Thornburg Mortgage, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article FIFTH of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation, by duly adopted resolutions, classified and designated 22,000 authorized but unissued shares of Series B Cumulative Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”), 705,000 authorized but unissued shares of 8.00% Series C Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series C Preferred Stock”), 1,000,000 authorized but unissued shares of Series D Adjusting Rate Cumulative Redeemable Preferred Stock, par value $0.01 per share (“Series D Preferred Stock”), 3,000,000 authorized but unissued shares of 7.50% Series E Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series E Preferred Stock”), and 63,000 authorized but unissued shares of 10% Series F Cumulative Convertible Redeemable Preferred Stock, par value $0.01 per share (“Series F Preferred Stock”), as shares of common stock of the Corporation, par value $0.01 per share (“Common Stock”), with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the common stock set forth in the Charter. Prior to the date hereof, 1,810,285 previously outstanding shares of Series F Preferred Stock were converted into shares of Common Stock and are no longer outstanding and, upon such conversion, returned to the status of authorized but unissued shares of Common Stock.

SECOND: The additional shares of Common Stock have been classified and designated by the Board of Directors under the authority contained in the Charter. After giving effect to the classification and designation of the additional shares of Common Stock set forth herein, the Corporation has authority to issue no shares of Series B Preferred Stock, 6,525,000 shares of Series C Preferred Stock, 4,000,000 shares of Series D Preferred Stock, 3,162,500 shares of Series E Preferred Stock, 30,326,715 shares of Series F Preferred Stock and 455,985,785 shares of Common Stock.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its Senior Executive Vice President and Chief Financial Officer and attested by its Secretary on this 28th day of March, 2008.

ATTEST:	THORNBURG MORTGAGE, INC.

/s/ Stephen E. Newton	/s/ Clarence G. Simmons	(SEAL)
Stephen E. Newton	Clarence G. Simmons III
Secretary	Senior Executive Vice President and
Chief Financial Officer